Exhibit 99.1

Solomon Signs Definitive Agreement to Acquire Deltron

TARPON SPRINGS, Fla., June 5, 2007 -- Solomon Technologies, Inc. (OTC Bulletin Board: SOLM) announced today that it has signed a definitive purchase agreement to acquire Deltron, Inc. (Deltron), a North Wales, Pennsylvania based manufacturer of power supplies and related equipment with manufacturing operations in Reynosa, Mexico.

The purchase agreement provides for Solomon to acquire specific assets and liabilities of Deltron's Pennsylvania operations and all of the stock of Deltron's Mexican manufacturing facility, for an undisclosed amount in cash, subject to increase or decrease based on changes in Deltron's working capital between October 31, 2006 and the closing date. Solomon will assume Deltron's trade payables and its accrued expenses as part of the transaction. The transaction is subject to the satisfaction of various closing conditions including satisfactory due diligence investigations and the negotiation and execution of agreements with certain Deltron personnel. While no assurances can be given as to when the transaction will close, Solomon anticipates that the acquisition will be consummated within 45 days.

"This is another step in our acquisition of assets and building critical mass within our Power Electronics Division," said Gary G. Brandt Chief Executive Officer of Solomon. "In addition to boosting consolidated revenues, the combination of Deltron's low power precision products with our existing high power, high reliability product lines will permit us to expand our cross selling efforts and broaden our systems capabilities. In addition, we expect to gain significant cost advantages across all operations from the addition of Deltron's Mexican manufacturing capabilities. We expect to maintain some Deltron operations in Pennsylvania and add resources in Mexico as the business grows."

Mr. Brandt continued, "The acquisition of Deltron is another key milestone in Solomon's strategy of growing the business through acquisition of complementary assets, and most importantly, it is consistent with our broader view of the increasing importance of power electronics technologies to the high efficiency/alternative energy markets. The addition of Deltron, combined with other contemplated acquisitions, puts us on track to achieve our goal of annualized sales of $25 million by the end of this year."

Information about Solomon Technologies, Inc.:
Solomon Technologies, Inc., through its Motive Power and Power Electronics divisions, develops, licenses, manufactures and sells precision electric power drive systems, including those utilizing its patented Electric Wheel(TM), Electric Transaxle(TM) and hybrid and regenerative technologies as well as direct current power supplies and power supply systems requiring high levels of reliability and ruggedness for defense, aerospace, marine, commercial, automotive, hybrid and all electric vehicle applications.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Solomon Technologies, Inc. in this release that are not historical in nature, particularly those that utilize the terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes," or "plans," or comparable terminology, are forward-looking statements based on current expectations about future events, which management has derived from the information currently available to it. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Important factors known to management that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in the company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this release speak only as of the date hereof, and the company undertakes no obligation to correct or update any forward- looking statements, whether as a result of new information, future events or otherwise.

Contact:
Solomon Technologies, Inc.
Peter DeVecchis
(727) 934-8778
www.solomontechnologies.com

Crescent Communications
David Long
(203) 226-5527
www.crescentir.com